Exhibit 99.1

United Security Bancshares -16.8% ROE for 2004

FRESNO, CA, January 18, 2005 — Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NasdaqNM: UBFO) reported today the results of operations for the 4th quarter and for the full year of 2004.

Net Income for the 4th quarter was $2,253,000, up 87.5% or $1,051,000 over the 4th quarter for 2003 due primarily to adjustments made in the 4th quarter of 2003 where state tax benefits recorded in the first three quarters of 2003 were reversed in the 4th quarter of 2003. Year to date net income for the twelve months ended December 31, 2004 was $8,405,000, up $699,000 or 9.1% over the same period in 2003.

Basic earnings per share for the quarter were $0.40 compared with $0.22 for 2003, an increase of 81.8%. Diluted earnings per share for the quarter were the same as the basic earnings per share. Basic earnings per share for the twelve months were $1.49 compared with $1.41 for 2003, an increase of 5.7%. Diluted earnings per share for the twelve months were $1.48 compared with $1.40 a year ago for an increase of 5.7%.

Woods added, “Like almost all accelerated-filer-public-companies in America, we too were surprised at the very high costs of compliance with the Sarbanes-Oxley lesgislation. We spent $699,000 on auditing matters in 2004, $463,000 more than the year before. Nearly all of that increase is attributable to Sarbanes-Oxley compliance. As a result, earnings were adversely impacted. However, I am very pleased that we were still able to show a record year for earnings.”

The return on average equity for 2004 was 16.8% and the return on average assets was 1.52% compared with an ROE of 17.8% and ROA of 1.51% for the same period in 2003.

The 65th consecutive quarterly cash dividend of $0.16 per share, up from $0.145 a year ago, was declared on December 28, 2004 to be paid on January 19, 2005, to shareholders of record on January 7, 2005.

Shareholders’ equity ended the quarter at $53,236,000, an increase of 18.2% over December 31, 2003. Dividends of $3.51 million were paid out of shareholders’ equity to shareholders during the past 12 months, and $2.1 million was utilized to purchase and retire shares of stock. In addition, $6,250,000 was added to shareholders’ equity as a result of the Taft National Bank acquisition.

4th quarter 2004 net interest income increased by $1,503,000 over the same period in 2003, from $5,238,000 to $6,741,000, an increase of 28.7%. The net interest margin increased from 4.50% for the 4th quarter in 2003 to 5.03% for 2004, primarily attributable to rate and volume increases on earning assets.

Noninterest income for the 4th quarter of 2004 was $1,195,000, down from $1,388,000 in 2003 for a decrease of $193,000 or 13.9%. The decrease is primarily the result shared appreciation income of $375,000 earned in 2003 while only $8,000 was earned in 2004. This discrepancy was partically offset by increases in other noninterest income items. Year to date noninterest income for 2004 was $4,868,000, down $1,403,000, for a decrease of 22.4%. Once again, shared appreciation of $1,813,000 in 2003 compared with $8,000 in 2004 is the primary reason for the decline.

4th quarter operating expenses were $4,191,000 for 2004 and $2,832,000 for 2003, an increase of $1,359,000 or 48%. Year to date, noninterest expense was $14,666,000 for 2004 compared with $11,855,000 in 2003, an increase of $2,811,000 or 23.7%. The primary factor contributing to the rise was  the merger with Taft National Bank

The provision for loan loss was $1,145,000 year to date for 2004, down $568,000 over 2003. The Allowance for Loan Loss was 1.84% of total loans at year end 2004, up from 1.76% at the end of 2003.

The level of allowance for loan and lease losses is adjusted by formula that keeps pace with loan growth and the level of Nonperforming loans.

Nonperforming assets were 2.99% of total assets on December 31, 2004, down from 4.23% at December 31, 2003. Other Real Estate Owned was down significantly from .54% of total assets on December 31, 2003 to .26% on December 31, 2004.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)

	December 31, 2004	December 31, 2003
Cash & noninterest-bearing deposits in other banks	$30,366	$22,480
Interest-bearing deposits in other banks	7,429	7,212
Federal funds sold	26,040	26,110
Investment securities	112,250	83,735
Loans, net of unearned fees	397,584	344,797
Less: allowance for loan losses	(7,251)	(6,081)
Loans, net	390,334	338,716
Premises and equipment, net	8,102	4,567
Intangible assets	4,088	1,947
Other assets	33,086	21,821
TOTAL ASSETS	$611,696	$506,588

Deposits:
Noninterest-bearing demand & NOW	$179,148	$126,942
Savings	32,775	23,693
Time	324,749	289,809
Total deposits	536,672	440,444

Borrowed funds	75	345
Other liabilities	6,249	5,763
Trust Preferred Securities	0	15,000
Junior subordinated debentures	15,464	0
TOTAL LIABILITIES	$558,460	$461,552

Shareholders’ equity:
Common shares outstanding:	5,683,794	5,512,538
5,683,794 at Dec. 31, 2004
5,512,538 at Dec. 31, 2003	$22,322	$18,227
Retained earnings	31,879	27,093
Unallocated ESOP shares	(67)	(313)
Other comprehensive income (loss)	$(898)	$29
Total shareholders’ equity	$53,236	$45,036
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$611,696	$506,588

United Security Bancshares

Consolidated Statements of Income

(unaudited)

	Three Months Ending Dec 31 2004	Three Months Ending Dec 31 2003	Twelve Months Ending Dec 31 2004	Twelve Months Ending Dec 31 2003
Interest income	$8,549	$6,817	$30,748	$26,927
Interest expense	1,808	1,579	6,434	7,260
Net interest income	6,741	5,238	24,315	19,667
Provision for loan losses	255	841	1,145	1,713
Other income	1,195	1,388	4,868	6,271
Other expenses	4,191	2,832	14,666	11,855
Income before income taxes	3,490	2,953	13,372	12,370
Provision for income taxes	1,237	1,752	4,968	4,664
NET INCOME	$2,253	$1,202	$8,405	$7,706

United Security Bancshares

Selected Financial Data

	Three Months Ended 12/31/2004	Three Months Ended 12/31/2003	Twelve Months Ended 12/31/2004	Twelve Months Ended 12/31/2003
Basic Earnings Per Share	$0.40	$0.22	$1.49	$1.41
Diluted earning per share	$0.40	$0.22	$1.48	$1.40

Annualized Return on:
Average Assets	1.49%	0.93%	1.52%	1.51%
Average Equity	16.84%	10.45%	16.81%	17.80%
Net Interest Margin	5.03%	4.50%	4.87%	4.19%

Net Charge-offs to Average Loans	0.02%	0.21%	0.11%	0.34%

	12/31/2004	12/31/2003
Book Value Per Share	$9.37	$8.17
Tangible Book Value Per Share	$8.65	$7.82
Efficiency Ratio	50.26%	45.70%
Non Performing Assets to Total Assets	2.99%	4.23%
Allowance for Loan Losses to Total Loans	1.82%	1.76%
Shares Outstanding - period end	5,683,794	5,512,538